CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

PARTHENON DEVELOPMENT CORPORATION

The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of Parthenon Development Corporation, a Nevada corporation, adopted the following resolutions to amend its articles of incorporation on August 1, 2003:

1.

All of the directors consented in writing to the following resolution dated August 1, 2003:

"RESOLVED that upon receipt of a shareholder's resolution authorizing a change of the Company's name from "Parthenon Development Corporation" to "McNab Creek Gold Corp.", the president, secretary and sole director of the Company, Mr. Keith Ebert, is authorized to make such administrative, regulatory and governmental filings as are necessary to effect the change of the Company's name to "McNab Creek Gold Corp."

2.

A majority of the shareholders holding 100% of the common shares outstanding of Parthenon Development Corporation consented in writing to the following resolution dated August 1, 2003:

RESOLVED that the Company's articles of incorporation be amended as follows:

"1.

The name of the corporation is:

McNab Creek Gold Corp."

Dated this 1st day of August, 2003.

PARTHENON DEVELOPMENT CORPORATION

Per:

/s/Keith Ebert

Keith Ebert,

President, Secretary and Director